Exhibit 99.1

Contact:

Noam Saxonhouse, Investor Relations

703.526.5093

David Douglass, Corporate Communications

703.526.5252

FOR IMMEDIATE RELEASE

THE MILLS CORPORATION REPORTS SECOND QUARTER RESULTS INCLUDING FFO PER SHARE GROWTH OF 7.4%

Arlington, Va., August 5, 2005 — The Mills Corporation (NYSE: MLS) today announced results for the fiscal quarter and the six months ended June 30, 2005.  All financial information for periods ended June 30, 2004 set forth in this press release is presented on a restated and consistent basis.

Financial Results

•                  For the quarter ended June 30, 2005, the Company reported a loss of $0.30 per diluted share as compared to net income of $0.38 per diluted share for the same period a year ago.  The decrease in earnings per diluted share was largely due to three items: 1.) unrealized foreign currency exchange losses which were $0.24 per diluted share for the three months ended June 30, 2005 versus a $0.04 loss per diluted share in the year earlier period, 2.) gains on the sale of joint venture interests, which had no impact on quarter ended June 30, 2005 versus a $0.13 per diluted share benefit in the year-earlier period, and 3.) an increase over the year earlier period of depreciation and amortization from our share of consolidated and unconsolidated properties of $0.40 per diluted share.  None of these items are used to calculate Funds From Operations (FFO.)

•                  For the six months ended June 30, 2005, the Company reported a loss of $0.37 per diluted share as compared to net income of $1.83 per diluted share for the six months ended June 30, 2004.  This decline in earnings was primarily due to two items that benefited net income in the first six months of 2004.  First, for the six months ended June 30, 2004, the Company recorded $0.79 per diluted share in earnings due to the one-time benefit from the cumulative effect of adopting FIN 46.  Second, results for the first six months of 2004 include gains on the sales of joint venture interests of $0.69 per diluted share. Both the benefit of adopting FIN 46 and the gain on the sale of joint venture interests are excluded from FFO in the first six months of 2004.

•                  FFO per diluted share for the quarter ended June 30, 2005 increased 7.4% to $1.01 from $0.94 in the same period a year ago.  FFO in the quarter benefited primarily from the incremental FFO attributable to newly acquired properties and recently opened developments. This increase was partially offset by an increase in preferred dividends due to the issuance of our Series F and Series G preferred stock.

•                  FFO per diluted share for the six months ended June 30, 2005 increased 5.5% to $1.93 versus $1.83 for the six months ended June 30, 2004.  Increases in comparable property NOI as well as the items that contributed to the second quarter year-over-year variance explain the FFO per share growth for the six months ended June 30, 2005.

The Company expects net income to be within a range of $1.22 and $1.32 per diluted share for the year ending December 31, 2005.  The Company expects FFO per diluted share to be on the low end of its previously issued guidance of $4.35 to $4.45 due to several factors including increased general and administrative expenses due to costs associated with its increasing international operations, reduced leverage and the resulting higher preferred dividends associated with the $230 million preferred stock offering in May of this year, interest rates that are at the higher end of the Company’s forecast and temporary losses at the Madrid snow dome as operations are transferred to Intrawest and Heineken.

Operating Statistics

Operating statistics for our projects were as follows:

•                  Stabilized comparable property NOI decreased 1.1% for the three months ended June 30, 2005 versus the year earlier period.  For the six months ended June 30, 2005, stabilized comparable property NOI increased 1.1% versus the prior year period.  Excluding the impact of lease buy-out fees, which are somewhat lumpy on a quarterly basis but are generally predictable and consistent on an annual basis, stabilized comparable property NOI for the three and six months ended June 30, 2005 increased 1.7% and 3.6% versus the prior year period, respectively.

•                  For the six months ended June 30, 2005, comparable same-space reported sales for in-line tenants increased 3.1% versus the same period last year.

•                  For the twelve months ended June 30, 2005, gross in-line tenant reported sales per square foot for comparable centers increased 4.9% to $362 versus $345 for the twelve months ended June 30, 2004.

•                  For the twelve months ended June 30, 2005, gross in-line tenant reported sales per square foot for the entire portfolio increased 9.6% to $375 from $342 in the year earlier period.

•                  The average initial base rent for in-line store spaces opened during the first six months of 2005 was $34.95 per square foot, which was 15.6% higher than rents for tenants who closed or whose leases expired.

•                  Stabilized comparable property occupancy was 95.0% on June 30, 2005 versus 93.8% on June 30, 2004.  Total portfolio occupancy as of June 30, 2005 was 92.0% versus 92.5% as of June 30, 2004.

“I am very excited about the rapid progress we are making on our Meadowlands Xanadu development,” said Laurence C. Siegel, Chairman and CEO of The Mills Corporation. “We are now in our fifth month of construction. The skeleton of the first parking garage is almost complete and will be ready for use during Giants football games this season.  The foundations of the center, which will open in the fall of 2007, are being laid.  Tenant interest in the project is extremely strong.  KanAm our joint venture partner shares our enthusiasm for the project, and has committed to put an additional $100-$150 million into the venture in addition to their previous capital commitment of $250 million.”

FFO and NOI are non-GAAP financial measures that are standard measures of operating performance for REITs.  A reconciliation of net income from continuing operations available to common shareholders to FFO is provided in the supplemental financial data section of this press release.  Net income from continuing operations is the most directly comparable GAAP number to FFO.  A reconciliation of operating income to NOI is provided in the supplemental financial data section of this press release.  Operating income, a component of income from continuing operations, is the most directly comparable GAAP number to NOI.

The following table provides the reconciliation of estimated diluted net income per share to diluted FFO per share.

	Low	High
Estimated diluted net income from continuing operations per share	$1.22	$1.32

Depreciation and amortization	3.65	3.75

Equity in depreciation and amortization	0.82	0.82

Partners’ share of depreciation and amortization from consolidated joint ventures	(0.69)	(0.79)

Foreign currency exchange losses	0.41	0.41

Preferred unit distributions	(1.06)	(1.06)

Estimated diluted FFO per common share	$4.35	$4.45

About The Mills Corporation

The Mills Corporation, based in Arlington, Virginia, is a developer, owner and manager of a global real estate portfolio including regional shopping malls, retail and entertainment centers, and international recreation, leisure and retail centers. The Mills portfolio currently includes 42 properties in the U.S., Canada and Europe, totaling approximately 51 million square feet of gross leasable area. In addition, The Mills is currently developing, re-developing or constructing various projects around the world. Its portfolio of real estate properties generated more than $8.7 billion in reported retail sales in 2004. The Mills is traded on the New York Stock Exchange under the ticker: MLS. For more information, visit the company’s website at www.themills.com.

Supplemental Materials

SEC Filings (including Forms 10-Q, 10-K and 8-K) and supplemental information packages are available at www.themills.com or may be requested by contacting Noam Saxonhouse, Investor Relations, The Mills Corporation, 1300 Wilson Blvd., Arlington, VA 22209 or via e-mail at Noam.Saxonhouse@themills.com. The second quarter 2005 supplemental information package will be available at www.themills.com at 7:00 a.m. on August 5, 2005.

The Company will provide an online simulcast of its second quarter 2005 conference call at www.themills.com. To listen to the live call, please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. ET Friday, August 5, 2005. An online replay will be available for approximately 90 days at www.themills.com.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used within the text of this release, are defined and further explained in our Form 8-K Supplemental information package on Attachment 1 to Exhibit 99.2.

•                  Funds from Operations (FFO)

•                  Net Operating Income (NOI)

•                  Comparable properties

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although The Mills Corporation and The Mills Limited Partnership believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained and it is possible that their actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Mills Corporation and The Mills Limited Partnership undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to The Mills Corporation’s and The Mills Limited Partnership’s various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K, and the most recent annual report on Form 10-K for a discussion of such risks and uncertainties

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THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

SUPPLEMENTAL FINANCIAL DATA

(Unaudited, in millions, except per share and unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Revenues:
Minimum rent	$114.0	$116.1	$224.6	$174.7
Percentage rent	0.7	1.2	1.2	1.7
Recoveries from tenants	54.9	55.2	106.8	85.1
Other property revenue	9.2	13.1	18.1	18.3
Management fees	3.5	0.4	6.7	4.4
Other fee income	1.6	0.5	3.4	1.1
Total operating revenues	183.9	186.5	360.8	285.3
Expenses:
Recoverable from tenants	54.0	51.2	105.1	78.5
Other operating expenses	7.8	6.0	13.9	9.7
General and administrative	13.7	9.8	24.8	17.2
Cost of fee income	5.4	14.5	10.6	16.6
Depreciation and amortization	62.1	57.1	114.2	81.8
Total operating expenses	143.0	138.6	268.6	203.8
Operating income	40.9	47.9	92.2	81.5

Other income (expense):
Interest expense, net	(46.0)	(43.3)	(91.2)	(64.7)
Equity in (loss) earnings of unconsolidated joint ventures	(2.0)	(1.0)	(0.1)	4.7
Minority interest in consolidated joint ventures:
Minority interest in earnings	(3.0)	(2.4)	(11.6)	(2.4)
Attribution to Mills of the elimination of interest and fees	15.0	26.0	21.6	26.0
Foreign currency exchange losses	(15.6)	(2.4)	(26.7)	(7.4)
Other, net	8.6	0.5	23.8	3.6
(Loss) income before gains on sales of joint venture interests and minority interest in Mills LP	(2.1)	25.3	8.0	41.3
Gains on sales of joint venture interests	—	8.5	—	44.4
(Loss) income from continuing operations	(2.1)	33.8	8.0	85.7
Cumulative effect of FIN 46 adoption	—	—	—	51.4
Mills LP net (loss) income	(2.1)	33.8	8.0	137.1
Minority interest in Mills LP:
Continuing operations, including Series D preferred unit distributions	2.4	(4.5)	2.9	(12.2)
Cumulative effect of FIN 46 adoption	—	—	—	(9.3)
TMC net income	0.3	29.3	10.9	115.6
Preferred stock dividends	(16.9)	(9.1)	(31.6)	(18.1)
(Loss) income available to TMC common stockholders	(16.6)	20.2	(20.7)	97.5
Minority interest reflected as common equity in Mills LP	(2.7)	4.3	(3.4)	21.1
(Loss) income available to Mills LP common unit holders	$(19.3)	$24.5	$(24.1)	$118.6

(Loss) Earnings per Common Share and Unit - Diluted:
Continuing operations	$(0.30)	$0.38	$(0.37)	$1.04
Cumulative effect of FIN 46 adoption	—	—	—	0.79
(Loss) earnings per common share and unit	$(0.30)	$0.38	$(0.37)	$1.83

Shares and Units Outstanding (in thousands) for computation of (loss) earnings per share and unit - diluted:
Weighted average common shares	55,903	54,332	55,602	52,815
Weighted average common units	64,583	64,815	64,425	64,713

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

SUPPLEMENTAL FINANCIAL DATA

(Unaudited, dollars in millions, except per share and unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Mills LP Funds From Operations (“FFO”):
Mills LP (loss) income from continuing operations	$(2.1)	$33.8	$8.0	$85.7
Add (deduct) consolidated items:
Depreciation and amortization*	66.9	56.8	120.9	82.5
Foreign currency exchange losses	15.6	2.4	26.7	7.4
Gains on sales of joint venture interests	—	(8.5)	—	(44.4)
Deduct partners’ share of depreciation and amortization from consolidated joint ventures	(11.2)	(16.2)	(23.9)	(16.2)
Add our share of depreciation and amortization from unconsolidated joint ventures	13.8	2.2	26.7	21.7
FFO	83.0	70.5	158.4	136.7
Less preferred unit distributions	(17.2)	(9.3)	(32.1)	(18.5)
FFO available to Mills LP common unit holders	$65.8	$61.2	$126.3	$118.2

Mills LP FFO per Common Unit (Diluted):
Mills LP (loss) income from continuing operations	$(0.03)	$0.51	$0.12	$1.34
Add (deduct) consolidated items:
Depreciation and amortization	1.02	0.88	1.85	1.27
Foreign currency exchange losses	0.24	0.04	0.41	0.11
Gains on sales of joint venture interests	—	(0.13)	—	(0.69)
Deduct partners’ share of depreciation and amortization from consolidated joint ventures	(0.17)	(0.25)	(0.37)	(0.25)
Add our share of depreciation and amortization from unconsolidated joint ventures	0.21	0.03	0.41	0.34
Less preferred unit distributions	(0.26)	(0.14)	(0.49)	(0.29)
Mills LP FFO per common unit (diluted)	$1.01	$0.94	$1.93	$1.83

Weighted average units outstanding (in thousands) for computation of Mills LP FFO per common unit (diluted)	65,449	64,815	65,268	64,713

*  Includes basis amortization of $6.5 million, $1.1 million, $10.1 million and $3.7 million for the three and six months ended June 30, 2005 and 2004, respectively, classified as equity in earnings of unconsolidated joint ventures on our income statements.

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Unaudited, dollars in millions)

Net Operating Income (“NOI”)	Consolidated	Unconsolidated Joint Ventures	Eliminations	Combined Portfolio

Three months ended June 30, 2005:
Operating income	$40.9	$43.2	$—	$84.1
Add (deduct):
Depreciation and amortization	62.1	27.3	—	89.4
General and administrative	13.7	—	—	13.7
Cost of fees	5.4	—	—	5.4
Fee income	(5.1)	—	—	(5.1)
Retail and fee elimination	—	3.9	1.5	5.4
NOI	$117.0	$74.4	$1.5	$192.9

Three months ended June 30, 2004*:
Operating income	$47.9	$9.4	$—	$57.3
Add (deduct):
Depreciation and amortization	57.1	4.5	—	61.6
General and administrative	9.8	—	—	9.8
Cost of fees	14.5	—	—	14.5
Fee income	(0.9)	—	—	(0.9)
Fee elimination	—	0.8	(0.4)	0.4
NOI	$128.4	$14.7	$(0.4)	$142.7

Six months ended June 30, 2005:
Operating income	$92.2	$85.2	$—	$177.4
Add (deduct):
Depreciation and amortization	114.2	52.8	—	167.0
General and administrative	24.8	—	—	24.8
Cost of fees	10.6	—	—	10.6
Fee income	(10.1)	—	—	(10.1)
Retail and fee elimination	—	7.9	2.5	10.4
NOI	$231.7	$145.9	$2.5	$380.1

Six months ended June 30, 2004*:
Operating income	$81.5	$48.7	$—	$130.2
Add (deduct):
Depreciation and amortization	81.8	38.8	—	120.6
General and administrative	17.2	—	—	17.2
Cost of fees	16.6	—	—	16.6
Fee income	(5.5)	—	—	(5.5)
Fee elimination	—	5.3	(0.5)	4.8
NOI	$191.6	$92.8	$(0.5)	$283.9

* Restated